As filed with the Securities and Exchange Commission on May 20, 2014

Registration No. 333-178585

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

 Home Federal Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	68-0666697
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

500 12th Avenue South, Nampa, Idaho 83651

(Address, including Zip Code, of Principal Executive Offices)

Home Federal Savings and Loan Association of Nampa 401(k) Savings Plan

Home Federal Bancorp, Inc. 2005 Stock Option and Incentive Plan

Home Federal Bancorp, Inc. 2005 Recognition and Retention Plan

Home Federal Bancorp, Inc. 2008 Equity Incentive Plan

Home Federal 401(k) and Employee Stock Ownership Plan

(Full title of plans)

Andrew J. Gerlicher, Esq.

Executive Vice President, General Counsel and Corporate Secretary

Cascade Bancorp

1100 NW Wall Street

Bend, Oregon 97701

(541) 617-3147

Copies to:

Steven M. Haas, Esq.

Hunton & Williams LLP

Riverfront Plaza — East Tower

951 East Byrd Street

Richmond, Virginia 23219

(804) 788-7217

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed by Home Federal Bancorp, Inc., a Maryland corporation (the “Company”) with the Securities and Exchange Commission:

•	Registration No. 333-121085, registering of 152,000 shares of Company common stock, par value $0.01 per share (the “Company Common Stock”), for the Home Federal Savings and Loan Association of Nampa 401(k) Savings Plan;
•	Registration No. 333-127858, registering 1,043,321 shares of Company Common Stock for the Home Federal Bancorp, Inc. 2005 Stock Option and Incentive Plan and Home Federal Bancorp, Inc. 2005 Recognition and Retention Plan;
•	Registration No. 333-157540, registering 1,237,286 shares of Company Common Stock for the Home Federal Bancorp, Inc. 2008 Equity Incentive Plan; and
•	Registration No. 333-178585, registering 781,841 of Company Common Stock for the Home Federal 401(k) and Employee Stock Ownership Plan.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 23, 2013, by and between the Company and Cascade Bancorp (“Cascade”), the Company was merged with and into Cascade, effective on May 16, 2014 (the “Merger”), with Cascade as the surviving corporation in the Merger.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registrations Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bend, Oregon, on May 20, 2014.

CASCADE BANCORP
(as successor to Home Federal Bancorp, Inc.)

By:	/s/ Andrew J. Gerlicher
Andrew J. Gerlicher
Executive Vice President, General Counsel and Secretary